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Exhibit 16.1  Letter dated February 19, 2007 from Spector & Wong, LLP


                        [SPECTOR & WONG, LLP LETTERHEAD]



February 19, 2007

Mr. Scott Sand, CEO
Ingen Technologies, Inc.
35193 Avenue A, Suite C
Yucaipa, CA 92399

Dear Mr. Sand:

Spector & Wong, LLP requests that Ingen take immediate steps to find another qualified member of PCAOB to review its interim filings, commencing with November 30, 2006.

We will cooperate with the transfer of requested documentation to the new firm.

We wish Ingen and its management every success in the future. Our impressions of the accounting functions, controls, and procedures are not the cause of our ending the auditor-client relationship. Although, we note for the board of directors and the audit committee that this aspect of Ingen's operations may warrant more attention.

Sincerely yours,

Spector & Wong, LLP


/s/ Harold Y. Spector
---------------------
Harold Y. Spector, CPA
Managing Partner

CC:     Stephen O'Hara, MD
        Audit Committee, Chairperson